EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Steven Madden, Ltd. and subsidiaries on Form S3 (No. 333-91127), Form S-3/A (Nos. 333-46441 and 333-59295), Form S8 (Nos. 333-160520, 333-117667, 333-117666, 333-106746, 333-98067, 333-68712, 333-40924, 333-86903, 333-16381, 333-138584, and 333-184564) and Form S-8 POS (No. 033-94510) of our report dated February 28, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of Steven Madden, Ltd.'s internal control over financial reporting as of December 31, 2016, which report is included in this Annual Report on Form 10-K.

/S/EisnerAmper LLP
New York, New York
February 28, 2017